UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)

OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

TELMEX INTERNACIONAL, S.A.B. DE C.V.

(Name of Subject Company)

AMÉRICA MÓVIL, S.A.B. de C.V.

(Offeror)

CARLOS SLIM HELÚ

CARLOS SLIM DOMIT

MARCO ANTONIO SLIM DOMIT

PATRICK SLIM DOMIT

MARÍA SOUMAYA SLIM DOMIT

VANESSA PAOLA SLIM DOMIT

JOHANNA MONIQUE SLIM DOMIT

(Ultimate Controlling Persons of Offeror)

(Name of Filing Persons)

Series L Shares, without par value,

American Depositary Shares, each of which represents 20 Series L Shares,

Series A Shares, without par value, and

American Depositary Shares, each of which represents 20 Series A Shares

(Title of Class of Securities)

(Series L Shares)

879690105 (American Depositary Shares)

(Series A Shares)

879690204 (American Depositary Shares)

(CUSIP Number of Class of Securities)

Lago Alberto 366

Colonia Anáhuac

Edificio Telcel I, Segundo Piso

11320 México, D.F., México

Telephone: (5255) 2581-4411

with copies to

Nicolas Grabar, Esq.

Daniel Sternberg, Esq.

Duane McLaughlin, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(Name, Addresses and Telephone Numbers of Persons Authorized to Receive Notices and Communications on Behalf of Filing Persons)

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (as amended, this “Schedule TO”) originally filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2010 by América Móvil, S.A.B. de C.V. (“América Móvil”), and relates to the third party tender offer (the “U.S. Offer”) by América Móvil to acquire any and all of (i) the outstanding Series L Shares, without par value (the “TII L Shares”), of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), (ii) the outstanding Series A Shares, without par value (the “TII A Shares” and together with the TII L Shares, the “TII Shares”), of Telmex Internacional that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), (iii) the outstanding Series L American Depositary Shares of Telmex Internacional, each of which represents 20 TII L Shares (the “TII L ADSs”), from all holders, wherever located, and (iv) the outstanding Series A American Depositary Shares of Telmex Internacional, each of which represents 20 TII A Shares, (the “TII A ADSs” and together with the TII L ADSs, the “TII ADSs”), from all holders, wherever located.

On May 28, 2010, América Móvil filed with the SEC Amendment No. 1 to its Registration Statement on Form F-4 (File No. 333-166721) relating to the U.S. Offer (as amended, the “Registration Statement”). The terms and conditions of the U.S. Offer are set forth in the prospectus, which is a part of the Registration Statement (as amended, the “Prospectus”), and the related ADS Letters of Transmittal and Forms of Acceptance which are filed as exhibits to the Registration Statement.

Items 1 through 11

The information in the Prospectus and the related Forms of Acceptance and ADS Letters of Transmittal, which are filed as Exhibits (a)(4)(i), (a)(1)(i), (a)(1)(ii), (a)(1)(iii) and (a)(1)(iv) respectively, hereto, and any prospectus or other prospectus supplement thereto related to the Offers hereafter filed with the SEC by the Reporting Persons, is hereby incorporated by reference in answer to Items 1 through 11 of this Schedule TO, except that such information is hereby amended and supplemented as provided herein.

Item 12.	EXHIBITS

Item 12 of this Schedule TO is hereby amended and supplemented by adding the following:

(a)(4)(i) Prospectus dated May 28, 2010 (incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form F-4 filed by América Móvil on May 28, 2010)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:	/s/ Daniel Hajj Aboumrad
Name: Daniel Hajj Aboumrad
Title: Chief Executive Officer
Date: June 1, 2010

By:	/s/ Carlos García Moreno Elizondo
Name: Carlos García Moreno Elizondo
Title: Chief Financial Officer
Date: June 1, 2010

By:	/s/ Alejandro Cantú Jiménez
Name: Alejandro Cantú Jiménez
Title: General Counsel
Date: June 1, 2010

/s/ Carlos Slim Helú
Name: Carlos Slim Helú
Date: June 1, 2010

/s/ Carlos Slim Domit
Name: Carlos Slim Domit
Date: June 1, 2010

/s/ Marco Antonio Slim Domit
Name: Marco Antonio Slim Domit
Date: June 1, 2010

/s/ Patrick Slim Domit
Name: Patrick Slim Domit
Date: June 1, 2010

/s/ María Soumaya Slim Domit
Name: María Soumaya Slim Domit
Date: June 1, 2010

/s/ Vanessa Paola Slim Domit
Name: Vanessa Paola Slim Domit
Date: June 1, 2010

/s/ Johanna Monique Slim Domit
Name: Johanna Monique Slim Domit
Date: June 1, 2010

EXHIBIT INDEX

(a)(1)(i)	Form of Acceptance for Telmex Internacional Series L Shares (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ii)	Form of Acceptance for Telmex Internacional Series A Shares (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iii)	ADS Letter of Transmittal (TII L ADSs) (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(iv)	ADS Letter of Transmittal (TII A ADSs) (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(v)	Notice of Guaranteed Delivery (TII L ADSs) (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vi)	Notice of Guaranteed Delivery (TII A ADSs) (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(vii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.7 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(viii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.8 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(ix)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs) (incorporated herein by reference to Exhibit 99.9 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(1)(x)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs) (incorporated herein by reference to Exhibit 99.10 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(a)(4)(i)	Prospectus dated May 28, 2010 (incorporated herein by reference to Amendment No. 1 to the Registration Statement on Form F-4 filed by América Móvil on May 28, 2010).

(a)(5)(i)	AMX L Share Deposit Agreement (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(i)	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding certain United States federal income tax matters (incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

(h)(ii)	Opinion of Bufete Robles Miaja, S.C. regarding the validity of the TII Securities (incorporated herein by reference to Exhibit 5.1 to the Registration Statement on Form F-4 filed by América Móvil on May 11, 2010).

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